UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2022

MINIM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37649	04-2621506
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 Elm Street

Manchester, NH 03101

(Address of principal executive offices, including zip code)

(833) 966-4646

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $.01 par value per share	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2022, the Company announced the appointment of Mehul Patel, 45, as its Chief Financial Officer, effective on or about March 21, 2022 (the “Effective Date”). In this role, Mr. Patel will lead the Company’s finance organization and assume the duties of the Company’s principal financial officer and principal accounting officer. Mr. Patel will replace Sean Doherty who is leaving the Company on or around March 31, 2022. On the Effective Date, Mr. Dustin Tacker, the Company’s Vice President and Corporate Controller, will cease serving as the Interim Chief Accounting Officer but will continue his duties as the Company’s Vice President and Corporate Controller.

There are no family relationships between Mr. Patel and any executive officer or director of the Company, there are no understandings or arrangements between Mr. Patel and any other person pursuant to which Mr. Patel was appointed as Chief Financial Officer and Mr. Patel has no transactions reportable under Item 404(a) of Regulation S-K.

Mehul Patel is an accomplished, highly motivated global business leader with an exceptional record of building competitive and profitable businesses through strong financial management. He has diverse experience in strategic financial planning and reporting, profit and loss management, business development, supply chain management and operations. Currently, Patel serves as Vice President, Supply Chain Finance & Transformation, for Verifone, a FinTech company that provides payment and commerce solutions to global retail brands, major financial institutions and over 600,000 merchants. At Verifone, he has led an international team and four major contract manufacturer factories to achieve material supply chain cost control during the pandemic. Prior to joining Verifone, Patel held the position of Finance Director for the Telecom Consumer Premise Equipment business unit at Motorola, where he was responsible for P&L and financial operations for over a billion dollars in revenue worldwide. During his 18 years at Motorola, he was a part of six acquisitions and saw the company’s name change from Motorola Home to Motorola Mobility, a Google Company, to ARRIS and in 2019 to CommScope. Patel earned a Bachelor of Science (BS) degree in accounting with a concentration in management information systems (MIS) from The Pennsylvania State University.

Pursuant to the offer letter, Mr. Patel’s starting annualized annual base salary will be $300,000 and he will be eligible for an annual incentive bonus of 25% of his annual base salary based on work product and attainment of specific goals as reflected by overall Company financial performance (“Variable Compensation”), each of which is reviewed and set on an annual basis by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Mr. Patel will, on or around the Effective Date and subject to approval by the Compensation Committee, be granted $100,000 in restricted stock units (“New Hire RSU’s”) and a $12,000 cash signing bonus. Mr. Patel will also be eligible to receive annual grants of restricted stock units, such future grants to be reviewed and set on an annual basis by the Compensation Committee. Mr. Patel will also be eligible to participate in other benefit plans consistent with other executives of a similar level. The New Hire RSU’s will vest as follows: One-fourth (1/4) of the New Hire RSU’s will be deemed to be Vested Units pursuant to the Company’s Omnibus Incentive Compensation Plan (the “Incentive Plan”) on the first anniversary of the date of grant and one-sixteenth (1/16) of the New Hire RSU’s will become Vested Units on each quarterly anniversary of the grant date thereafter. Both the New Hire RSU’s and any future RSU grant approved by the Compensation Committee are subject to Mr. Patel’s continued employment with the Company and will be subject to the terms of the Company’s Incentive Plan. It is anticipated that Mr. Patel will enter into a standard executive employment agreement and standard executive severance agreement on or around the Effective Date. The Company will make a subsequent filing following such time that the agreements are executed.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on February 28, 2022 announcing the appointment of Mr. Patel as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01(d) Exhibits.

The following exhibit is furnished as a part of this report:

99.1	Press Release of the Company Announcing New Chief Financial Officer, dated February 28, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

The information furnished by this Current Report on Form 8-K under Items 9.01 and Exhibit 99.1attached hereto shall be deemed furnished and not “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2022	MINIM, INC.

	By:	/s/ Graham Chynoweth
	Name:	Graham Chynoweth
	Title:	Chief Executive Officer